Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated December 22, 2008, is by and between ZALE CORPORATION, a Delaware corporation (the “Company”), and NEAL GOLDBERG (“Executive”).

WHEREAS Executive and the Company are parties to that certain executed Employment Agreement (the “Prior Agreement”) dated as of December 20, 2007 (the “Effective Date”), whereby the Company agreed to employ Executive and Executive agreed to accept such employment upon the terms and conditions set forth therein; and

WHEREAS in order to address the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to incorporate other changes into the Prior Agreement, Executive and the Company wish to amend and restate the Prior Agreement in its entirety as set forth in this Agreement, effective as of the date first above written.

NOW, THEREFORE, in consideration of the foregoing recital and of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Employment; Term.  (a)  Executive agrees to continue in the employment of the Company, and the Company agrees to continue such employment, on the terms and conditions set forth in this Agreement.  The term of Executive’s employment under the Prior Agreement commenced on the Effective Date and, subject to its earlier termination as provided in Section 4, will continue through December 19, 2010 (the “Initial Term”), provided that on each anniversary of the Effective Date, the term of Executive’s employment shall automatically be extended for an additional one-year period (collectively with the Initial Term, the “Term”) unless at least ninety (90) days prior to the anniversary date of the Effective Date either party provides written notice of termination to the other party.

2.  Position; Duties.  During the Term, Executive will serve as Chief Executive Officer of the Company and his duties will be those designated from time to time by the Board of Directors of the Company (the “Board”).  In addition, the Board shall use its reasonable best efforts to nominate Executive for election as a director of the Company each year during the Term.  Executive agrees during the Term to devote his full time, efforts, skills and abilities to the performance of his duties as described herein and to the furtherance of the Company’s business.  As consideration for this Agreement and specifically in consideration for the promises described in Section 9, the Company promises to provide Executive with confidential and proprietary information and trade secrets, the receipt and sufficiency of which Executive acknowledges, including, without limitation, Trade Secrets (as defined below) belonging to the Company for use in the performance of Executive’s duties for the Company.  Executive will report directly to the Board.  At the request of the Board, Executive further agrees to serve, without additional compensation, as an officer, director or both of any subsidiary, division or affiliate of the

Company or any other entity in which the Company holds a controlling equity interest, provided, however, that (i) the Company shall indemnify Executive from liabilities in connection with serving in any such position to the same extent as his indemnification rights pursuant to the Company’s Certificate of Incorporation, Bylaws and applicable Delaware law, and (ii) such service shall not materially detract from the responsibilities of Executive to the Company as set forth herein or his ability to perform such responsibilities.

3.  Compensation.

(a)  Base Salary.  During the Term, the Company will pay to Executive an annual base salary of not less than $1,025,000 (“Base Salary”), which will be payable in arrears in accordance with the Company’s normal payroll procedures in the amount of $39,423.08 per bi-weekly pay period, and will be reviewed annually by the Board and will be subject to increases at the discretion of the Board or an authorized committee or representative thereof.  After any such increase, the term “Base Salary” as utilized in this Agreement will thereafter refer to the adjusted amount.

(b)  Sign-On Bonus.

(i)  If Executive’s employment with the Company is terminated for any reason prior to the first anniversary of the Effective Date, Executive will repay to the Company the Relocation and Signing Bonus (as defined in the Prior Agreement) in accordance with the Company’s standard sign-on bonus agreement.

(ii)  The Company granted to the Executive on the Effective Date (A) an option to purchase three hundred thousand (300,000) shares of Company common stock (the “Common Stock”) with an exercise price equal to the fair market value of the Common Stock at the close of market on the Effective Date, which vest over four years at a rate of 25% of the stock subject thereto on each anniversary of the Effective Date; and (B) two hundred fifty thousand (250,000) restricted stock units, which vest over three years at a rate of 33.33% of the units awarded herein on each anniversary of the Effective Date (collectively, the “Sign-on Equity Grants”).  Subject to the provisions of this subsection, the Sign-on Equity Grants shall be governed by and shall be subject to the rules of the equity and other long-term incentive programs of the Company under which such grants are authorized, and of the award agreements pursuant to which such grants are made.

(c)  Incentive Bonus.  During the Term, Executive will be eligible to receive an annual incentive bonus as determined under the Company’s Annual Bonus Program (as may be amended from time to time) established by the Board.  The annual incentive bonus for Executive will be not less than 125% of Executive’s Base Salary (the “Target Bonus”) and the maximum annual incentive bonus will be

200% of Executive’s Base Salary, based on achievement of financial goals as agreed to in writing by the Board.  Notwithstanding the foregoing, Executive’s annual incentive bonus for (i) the period beginning on the Effective Date and ending on June 19, 2008 (“Period 1”) was no less than the greater of (A) 50% of the Target Bonus or (B) the actual annual incentive bonus earned for Period 1; and (ii) the period beginning on June 20, 2008 and ending on December 19, 2008 (“Period 2”) shall be no less than the greater of (A) 50% of the Target Bonus, or (B) the actual annual incentive bonus earned for Period 2 (each, a “Guaranteed Bonus”).  Executive (1) was previously paid 50% of the Target Bonus for Period 1 and (2) shall be paid an amount equal to the excess of (I) the Guaranteed Bonuses over (II) the amount paid pursuant to Clause (1) of this sentence, which shall be paid as soon as administratively possible following December 19, 2008 but in no event later than March 15, 2009.  For the period beginning on December 20, 2008 and ending on July 31, 2009 (“Period 3”), Executive will be eligible for a pro-rata portion of any earned bonus for fiscal year 2009 corresponding to Period 3.  Except as otherwise specifically provided in this Section 3(c), the annual incentive bonus will be paid to Executive in accordance with the terms and conditions of the Annual Bonus Program.

(d)  Other Equity and Long-Term Incentive Awards.  In addition to all previous grants of restricted stock units and stock options, Executive will be entitled to participate in equity and other long-term incentive award programs of the Company, including, without limitation, the Equity Plan, on a basis generally consistent with that of other senior-level executives.

(e)  Vacation.  Executive will be entitled to at least four (4) paid weeks (160 hours) of vacation per year during each fiscal year of the Term of this Agreement.

(f)  Executive Perquisites; Benefit Expenses.

(i)  Executive will be entitled to receive executive perquisites and fringe and other benefits on a basis which is no less favorable than the basis on which such perquisites and benefits are provided to any other senior executive (including for this purpose, to the extent applicable, executive’s family) under any of the Company’s plans, policies, arrangements or programs in effect from time to time (including but not limited to (A) coverage under the Company’s medical plans, (B) the provision of executive life insurance at two times Executive’s Base Salary, (C) participation in the Company’s 401(k) Savings and Investment Plan after one year of qualifying service, and (D) the provision of executive long-term disability insurance).

(ii)  The Company will reimburse Executive for such reasonable and necessary out-of-pocket business expenses as may be incurred by him in the performance of his duties hereunder during the Term upon presentation of itemized expense statements and such other supporting information as may be required by the Company.

(g)  Tax Withholding.  The Company has the right to deduct from any compensation payable to Executive under this Agreement social security (FICA) taxes and all Federal, state and local income taxes and charges as are required by applicable law and regulations.

4.  Termination.  Subject to the provisions of Section 5 hereof, the Term will terminate as specified in Section 1(b) or, if earlier, upon Executive’s termination of employment with the Company as follows:

(a)  Death.  Executive’s employment shall terminate upon the death of Executive.

(b)  Termination for Cause.  The Company may terminate Executive’s employment at any time for Cause (as hereinafter defined) by delivering a written termination notice to Executive.  For purposes of this Agreement, “Cause” shall mean any of the following:

(i)  Executive’s indictment for a felony or a crime involving moral turpitude;

(ii)  Executive’s commission of an act constituting fraud, deceit, or material misrepresentation with respect to the Company;

(iii)  Executive’s recurrent use of alcohol or prescribed medications at work or otherwise such that Executive’s job performance is impaired or the use of any illegal substances or drug such that, in the Company’s sole discretion, Executive’s job performance is impaired;

(iv)  Executive’s embezzlement of Company assets or funds; or

(v)  Executive commits any negligent or willful act or omission that causes material detriment (by reason, without limitation, of financial exposure or loss, damage to reputation or goodwill, or exposure to civil damages or criminal penalties or other prosecutorial action by any governmental authority) to the Company or any parent or subsidiary corporation thereof.

(c)  Termination Without Cause.  The Company may terminate Executive’s employment at any time for any reason other than for Cause in a termination that constitutes a “separation from service” for purposes of Section 409A of the Code by delivering a written termination notice to Executive.

(d)  Termination by Executive For a Termination Reason.  Executive may terminate his employment with the Company at any time for a Termination Reason (as hereinafter defined) by delivering a written termination notice to the

Company.  For purposes of this Agreement, “Termination Reason” shall mean any of the following:

(i)  a material reduction by the Company in Executive’s Base Salary or bonus eligibility unless such reduction has been agreed to in writing by Executive, other than a reduction effected in connection with a general reduction of compensation for all senior executives of the Company and its subsidiaries;

(ii)  the Company’s principal executive offices shall be moved to a location which is more than 50 miles outside of the Dallas/Fort Worth, Texas Metroplex area; or

(iii)  the assignment to Executive by the Company of duties materially inconsistent with, or the material reduction of the powers and functions associated with, Executive’s positions, duties, responsibilities and status with the Company or a material adverse change in Executive’s titles or offices, or he no longer reports to the Board, unless such action is in lieu of termination by the Company of Executive’s employment for Executive’s Disability pursuant to Section 4(f).

If Executive believes that an event specified in this Section 4(d) has occurred, Executive must notify the Company of that belief within ninety (90) days following the occurrence of such event.  The Company will have thirty (30) days following receipt of such notice (such period, the “Termination Reason Designated Period”) in which to either rectify such event, determine that such an event exists, or determine that such an event does not exist.  If the Company does not take any of the foregoing actions within the Termination Reason Designated Period, Executive may terminate his employment with the Company during the fourteen-day period following the expiration of the Termination Reason Designated Period.  If, during the Termination Reason Designated Period, the Company determines that such an event exists, the Company shall either (A) undertake to cure such event during the Termination Reason Designated Period and provide Executive with written notice during the Termination Reason Designated Period of the Company’s determination that such event has been cured, or (B) provide written notice to Executive during the Termination Reason Designated Period that it does not wish to cure such event, in which case Executive may terminate his employment during the fourteen (14) day period following receipt of the notice specified in this clause (B).  If, during the Termination Reason Designated Period, the Company determines that (1) such event does not exist or (2) the Company has cured such event pursuant to clause (A) of the preceding sentence, then (x) Executive will not be entitled to rely on or assert such event as a Termination Reason, and (y) if Executive disagrees with the Company’s determination, Executive may file a claim pursuant to Section

15 within thirty (30) days after Executive’s receipt of written notice of the Company’s determination.

(e)  Termination by Executive Without a Termination Reason.  Executive may terminate his employment with the Company without a Termination Reason upon thirty (30) days’ prior written notice to the Company.  In such instance, the Company may accelerate the effective date of such termination, but Executive shall receive all compensation and benefits under this Agreement, payable in accordance with the Company’s normal payroll procedures, for the full thirty (30) day notice period.

(f)  Termination Following Disability.  In the event that, in the Company’s sole discretion, Executive becomes unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months (a “Disability Event”), the Company may terminate Executive’s employment under this Agreement by delivering a written termination notice to Executive.

(g)  Payments/Deductions.  Following any expiration or termination of the Term, and in addition to any amounts owed pursuant to Section 5 hereof, the Company shall pay Executive all amounts earned by Executive hereunder up to the date of such expiration or termination.  Any such amounts paid in respect of earned but unpaid Base Salary or vacation shall be paid as part of Executive’s final ordinary payroll payment from the Company for active employment or contemporaneously with such payment, but in no event later than thirty (30) days after such expiration or termination of the Term, and any other such amounts shall be paid in accordance with the terms of the plan, policy, agreement or arrangement under which they arose (including with respect to time of payment or distribution).  Subject to Section 7(e), Executive agrees that any advances to Executive by the Company outstanding at the time of the expiration or termination of the Term may be deducted from his wages, including his final paycheck and/or any severance owed to Executive.

5.  Rights of Executive Upon Termination.  Subject to Executive’s adherence to the terms of this Agreement, including but not limited to the noncompetition, no-hire/non-solicitation, non-disclosure and non-disparagement provisions set forth in Sections 9, 10, 11 and 12 (subject to Section 7(e)), Executive shall be entitled to receive the following benefits in the event his employment is terminated pursuant to Section 4 above or the Company terminates Executive’s employment in connection with its election not to renew this Agreement for an additional Term as specified in Section 1(b):

(a)  Death.  In the event that Executive’s employment is terminated upon the occurrence of his death as provided in Section 4(a), the Company shall continue to pay, in accordance with and at times consistent with its normal payroll procedures, the Base Salary to Executive’s estate for a period of twelve (12) months commencing on the first ordinary payroll date that follows the date that is 60 days after the date of Executive’s death; provided that all unpaid amounts of the Base Salary due to Executive pursuant to this Section 5(a) shall be distributed to Executive in a lump-sum on the payroll date immediately preceding March 15 of the calendar year following the calendar year in which Executive’s employment is terminated due to his death.  All unvested restricted stock or units granted to Executive will be immediately forfeited and all unvested stock options granted to Executive will be immediately terminated upon the date of Executive’s death and any vested stock options will remain exercisable for one (1) year after Executive’s date of death, subject to the earlier expiration of the term of such stock option.  For purposes of this Section 5(a) and elsewhere in this Agreement, Stock Appreciation Rights shall be treated in the same manner as stock options.

(b)  Termination for Cause.  In the event that Executive’s employment is terminated by the Company for Cause as provided in Section 4(b) Executive shall not thereafter be entitled to any further compensation from the Company and all outstanding stock options, whether or not vested, and unvested restricted stock and units shall be immediately forfeited.

(c)  Termination By Non-Renewal, Without Cause or By Executive For a Termination Reason.  In the event that the Company terminates Executive’s employment (i) in connection with the Company’s election of non-renewal of the Term as provided in Section 1(b) or without Cause as provided in Section 4(c) or Executive terminates his employment for a Termination Reason as provided in Section 4(d), and (ii) the termination constitutes a “separation from service” for purposes of Section 409A of the Code, then Executive shall be entitled to the following:

(i)  Severance.  The Company shall pay to Executive (or Executive’s estate if Executive dies after termination) an amount equal to the sum of two (2) times Executive’s annual Base Salary as of the date of termination and two (2) times the average of the annual incentive bonus amount earned by Executive with respect to the three fiscal year period preceding the year in which this Agreement is terminated (or such shorter period as may apply if this Agreement has been in effect for less than three years) (hereinafter, the “Severance Amount”); provided, however, that for purposes of this calculation, the Relocation and Signing Bonus and the Guaranteed Bonus payable for Period 1 and for Period 2 shall not be utilized and the actual bonus that would have been earned for such time periods shall be utilized instead.  The Severance Amount shall be payable in equal installments, in accordance with and at times consistent with the Company’s ordinary payroll practices, over a twenty-four (24) month period commencing on the first ordinary payroll payment date that follows the date that is 60 days after the date of termination of Executive’s employment; provided that all unpaid portions of the Severance Amount shall be distributed to Executive in a lump sum on the payroll date immediately preceding March 15 of the calendar year following the calendar year in which Executive’s employment was terminated.

(ii)  Benefits.  For the duration of the twenty-four (24) month period commencing on the first ordinary payroll payment date that follows the date that is sixty (60) days after the date of termination of Executive’s employment (the “Severance Period”), Executive shall continue to receive the fringe and other benefits provided under Section 3(f)(i) hereof on the same basis as such benefits were provided during Executive’s employment hereunder, provided that the continued participation of Executive under any benefit plan, including, without limitation, group healthcare, dental and life insurance is possible under the general terms and provisions of such plans.  Such period of coverage shall count against Executive’s continuation of coverage period required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  All premium payments paid by Executive for such continuation coverage during the Severance Period and for any subsequent COBRA period shall be paid directly to the appropriate insurer or service provider for such benefit (which may be the Company).  If Executive’s participation in any such plan is barred or would result in adverse tax consequences to Executive or the Company, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise have been entitled to receive under such plan or, alternatively at the option of the Company, reimburse Executive for the reasonable actual costs of purchasing in the marketplace substantially similar benefits; provided, however, that in either case Executive shall pay to the Company, or provide a credit against the Company’s reimbursement obligation for, the amount equal to the premiums, or portion thereof, that Executive was required to pay to maintain such benefits prior to the date of termination of employment.  Except as permitted by Section 409A of the Code, the continued benefits provided to Executive pursuant to this Section 5(c)(ii) during any calendar year will not affect the continued benefits provided to Executive in any other calendar year, and the amount of any costs of purchasing benefits reimbursed pursuant to this Section 5(c)(ii) shall be paid to Executive no later than the last day of the calendar year following the calendar year in which such costs are incurred by Executive.

(iii)  Equity and Long-Term Incentive Awards.  All unvested restricted stock or units granted to Executive will be immediately forfeited and all unvested stock options granted to Executive will be immediately terminated upon such termination of Executive’s employment and any vested stock options granted to Executive will remain exercisable for three (3) months after such termination of Executive’s employment, subject to the earlier expiration of the term of such stock option.

(iv)  Offset.  Any benefits received by or available to Executive in connection with any other employment or consultancy that are reasonably comparable to the benefits then being provided by the Company pursuant to Section 5(c)(ii) hereof, shall be deemed to be the equivalent thereof and shall terminate the Company’s responsibility to continue providing the benefits then being provided by the Company pursuant to Section 5(c)(ii) hereof.

(d)  Termination by Executive Without a Termination Reason.  In the event that Executive’s employment is terminated by Executive without a Termination Reason as provided in Section 4(e), Executive shall receive all payments due under Section 4(g) as of the termination date and thereafter shall not be entitled to any further compensation from the Company and all outstanding unvested stock options and all unvested restricted stock and units shall be immediately forfeited.

(e)  Disability.  In the event that Executive’s employment is terminated due to a Disability Event as provided in Section 4(f), Executive shall be entitled to continue to receive his Base Salary for a period of twelve (12) months, commencing on the first ordinary payroll date that follows the date that is 60 days after the date of termination of Executive’s employment, and payable in accordance with and at times consistent with the Company’s ordinary payroll practices; provided that all unpaid amounts of the Base Salary due to Executive pursuant to this Section 5(e) shall be distributed to Executive in a lump-sum on the payroll date immediately preceding March 15 of the calendar year following the calendar year in which Executive’s employment is terminated due to a Disability Event.  In addition, Executive shall be entitled to continue to receive the fringe and other benefits provided under Section 3(f)(i) hereof for a period of 12 months, commencing on the date of termination of Executive’s employment, subject to the conditions regarding such benefits specified in Section 5(e)(ii) and 5(c)(iv).  All unvested restricted stock or units granted to Executive will be immediately forfeited and all unvested stock options granted to Executive will be immediately terminated upon the date of such termination of Executive’s employment and any vested stock options will remain exercisable for one (1) year after such termination of Executive’s employment, subject to the earlier expiration of the term of such stock option.

6.  Effect of Change of Control.  (a)  If within two (2) years following a Change of Control (as hereinafter defined), Executive terminates his employment with the Company for Good Reason (as hereinafter defined) or the Company terminates Executive’s employment for any reason other than for Cause (as defined in Section 4(h)) in a termination that constitutes a “separation from service” for purposes of Section 409A of the Code, or due to a Disability Event, the Company shall pay to, and provide for, Executive the following payments and benefits:

(i)  An amount equal to three (3) times the sum of (A) the Executive’s annual Base Salary as of the date of termination and (B) the average annual incentive bonus paid to Executive over the prior three years (or such shorter period as may apply if this Agreement has been in effect for less than three years) as of the date of termination, payable in a single lump sum within sixty (60) days after the date of termination of Executive’s employment; provided, however, that for purposes of the calculation of clause (B) of this Section 6(a)(i), the Relocation and Signing Bonus shall not be utilized and the Guaranteed Bonus payable for Period 1 and for Period 2 shall be utilized;

(ii)  All benefits under the Company’s various benefit plans, including group healthcare, dental, and life insurance, for thirty-six (36) months from the date of termination, on the same basis as such benefits were provided during Executive’s employment hereunder, provided that the continued participation of Executive is possible under the general terms and provisions of such plans.  If Executive’s participation in any such plan is barred or would result in adverse tax consequences to Executive or the Company, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise have been entitled to receive under such plan or, alternatively at the option of the Company, reimburse Executive for the reasonable actual costs of purchasing in the marketplace substantially similar benefits; provided, however, that in either case Executive shall pay to the Company, or provide a credit against the Company’s reimbursement obligation, for the amount equal to the premiums, or portion thereof, that Executive was required to pay to maintain such benefits prior to the date of termination of employment.  Further, any insurance or other benefits and benefits coverage provided pursuant hereto shall be limited and reduced to the extent reasonably comparable coverage or benefits are provided by or available from any other employer of Executive, provided further that, except as permitted by Section 409A of the Code, the continued benefits provided to Executive pursuant to this Section 6(a)(ii) during any calendar year will not affect the continued benefits provided to Executive in any other calendar year, and the amount of any costs of purchasing benefits reimbursed pursuant to this Section 6(a)(ii) shall be paid to Executive no later than the last day of the calendar year following the calendar year in which such costs are incurred by Executive; and

(iii)  All unvested restricted stock or units granted to Executive and all unvested stock options granted to Executive will be immediately vested as of the date on which Executive’s employment is terminated.  Further, all vested stock options granted to Executive, including those vested by reason of the preceding sentence, will remain exercisable for ninety (90) days after such termination of Executive’s employment, subject to the earlier expiration of the term of such stock options.

(b)  Change of Control.  For purposes of this Agreement, “Change of Control” means the earliest to occur of the following:

(i)  any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (“Person”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of 30% or more of the Voting Stock of the Company;

(ii)  the majority of the Board consists of individuals other than “incumbent” directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the incumbent directors will be considered to be an incumbent director;

(iii)  the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

(iv)  all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company immediately prior to such merger, consolidation or other transaction, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(v)  the Company combines with another company and is the surviving corporation but, immediately after the combination, the stockholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

For purposes of the Change of Control definition, “Company” will include any entity that succeeds to all or substantially all, of the business of the Company and “Voting Stock” will mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

(c)  “Good Reason” shall mean any of the following actions taken by the Company without Executive’s written consent after a Change of Control:

(i)  the assignment to Executive by the Company of duties inconsistent with, or the reduction, other than due solely to the fact that the Company no longer is a publicly traded Company, of the powers and functions associated with, Executive’s position, duties, responsibilities and status with the Company immediately prior to a Change of Control or Potential Change of Control (as defined below), or a material adverse change in Executive’s titles or offices as in effect immediately prior to a Change of Control or Potential Change of Control, or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of his employment

(A) by the Company for a Disability Event or Cause or as a result of Executive’s death or (B) by Executive other than for the reasons set forth in this Section 6(c);

(ii)  a reduction by the Company in Executive’s Base Salary as in effect on the date of a Change of Control or Potential Change of Control;

(iii)  the Company’s principal executive offices shall be moved to a location which is more than 50 miles outside of the Dallas/Fort Worth, Texas Metroplex area, or the Company shall require Executive to be based anywhere other than at the Company’s principal executive offices, if such location is more than 50 miles outside of the Dallas/Fort Worth, Texas Metroplex area;

(iv)  the Company shall fail to continue in effect any Company- sponsored plan that is in effect on the date of a Change of Control or Potential Change of Control (or replacement plans therefore that in the aggregate provide the same or more favorable benefits) that provides (A) incentive or bonus compensation, (B) reimbursement for reasonable expenses incurred by Executive in connection with the performance of duties with the Company and (C) pension benefits such as a Section 401(k) plan within the meaning of the Code;

(v)  any material breach by the Company of any provision of this Agreement; and

(vi)  any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company effected in accordance with the provisions Section 17(h).

If Executive believes that an event specified in this Section 6(c) has occurred, Executive must notify the Company of that belief within ninety (90) days following the occurrence of such event.  The Company will have thirty (30) days following receipt of such notice (such period, the “Good Reason Designated Period”) in which to either rectify such event, determine that such an event exists, or determine that such an event does not exist.  If the Company does not take any of the foregoing actions within the Good Reason Designated Period, Executive may terminate his employment with the Company during the fourteen-day period following the expiration of the Good Reason Designated Period.  If, during the Good Reason Designated Period, the Company determines that such an event exists, the Company shall either (A) undertake to cure such event during the Good Reason Designated Period and provide Executive with written notice during the Good Reason Designated Period of the Company’s determination that such event has been cured, or (B) provide written notice to Executive during the Good Reason Designated Period that it does not wish to cure such event, in which case Executive may terminate his employment during the fourteen (14) day period following receipt of the notice specified in this clause (B).  If, during the Good Reason Designated Period, the Company determines that (1) such event does not exist or (2) the Company has cured such event pursuant to clause (A) of the preceding sentence, then (x) Executive will not be entitled to rely on or assert such event as a basis for a termination for Good Reason, and (y) if Executive disagrees with the Company’s determination, Executive may file a claim pursuant to Section 15 within thirty (30) days after Executive’s receipt of written notice of the Company’s determination.

(d)  “Potential Change of Control” shall mean the earliest to occur of the following events within six months prior to a Change of Control:

(i)  the Company enters into an agreement the consummation of which, or the approval by stockholders of which, would constitute a Change of Control;

(ii)  proxies for the election of members of the Board are solicited by any person other than the Company;

(iii)  any person (including, but not limited to, any individual partnership, joint venture, corporation, association or trust) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; or

(iv)  any other event occurs which is deemed to be a Potential Change of Control by the Board and the Board adopts a resolution to the effect that a Potential Change of Control has occurred.

(e)  Excise Tax.

(i)  Gross-Up.  In the event that the “Total Payments” (defined below) would be subject to the “Excise Tax” (defined below), the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Total Payments.

(a)  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel (defined below), such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the

Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (B) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor (defined below) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and Executive, shall be selected.  The fees and expenses of Tax Counsel and the Auditor shall be paid by the Company not later than (a) the last day of the calendar year after the calendar year in which Executive remits the Excise Tax to the applicable taxing authority and/or (b) the last day of the calendar year in which the applicable contest is concluded.

(b)  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)  Notwithstanding the foregoing, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Total Payments would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is less than 10% of the portion of the Total Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to that maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive.  For purposes of making the reduction of amounts payable under this Agreement, such amounts shall be eliminated in the following order as determined by the Auditor and the Tax Counsel:  (1) any cash compensation, (2) any health or welfare benefits, (3) any equity compensation, and (4) any other payments hereunder.  Reductions of such amounts shall take place in the chronological order with respect to which such amounts would be paid from the date of termination absent any acceleration of payment.  If the reduction of the amounts payable hereunder would not result in a reduction of the Total Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(d)  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and other taxes imposed on that portion of the Gross- Up Payment being repaid by the Executive).  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five (5) business days following the time that the amount of such excess is finally determined.  The provisions of Section 6(e)(i)(c) regarding the reduction of the payments under this Agreement to the Safe Harbor Cap shall he applied taking into consideration this Section 6(e)(i)(d).  Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

(ii)  Other Terms.  At the time that payments are made under Section 5(c) or 6(a) of this Agreement, if requested by Executive, the Company shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions, or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and all such opinions or advice shall be in writing, shall be attached to the statement and shall expressly state that Executive may rely thereon).  Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceeding concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.  Notwithstanding anything herein to the contrary, this Section 6(e) shall be interpreted (and, if determined by the Company to be necessary, reformed) to the extent necessary to fully comply with the Sarbanes-Oxley Act; provided that the Corporation agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of the Sarbanes-Oxley Act.

(iii)  Definitions.  “Total Payments” shall mean the payments and benefits received or to be received by Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, that constitute “parachute payments” as defined in Section 280G of the Code (excluding the Gross-Up Payment) (“Parachute Payments”).  For this purpose, all of the payments and benefits received by Executive or to be received by Executive in connection with a Change of Control or in connection with Executive’s termination of employment in respect of a Change of Control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change of Control or any Person affiliated with Company or such Person) shall be treated as Parachute Payments unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Change of Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute Parachute Payments, including by reason of Section 280G(b)(4)(A) of the Code.  “Excise Tax” shall mean the excise tax imposed under Section 4999 of the Code.

(iv)  Any Gross-Up Payment that Executive becomes entitled to receive pursuant to this Section 6(e) shall be paid to Executive not later than the last day of the calendar year after the calendar year in which Executive remits the underlying taxes to the applicable taxing authority.

7.  Time of Payment; Section 409A.  (a)  It is the intention of the Company and Executive that the provisions of this Agreement comply with Section 409A of the Code and the rules, regulations and other authorities promulgated thereunder (including the transition rules thereof) and all provisions of this Agreement will be construed and interpreted in a manner consistent with Section 409A of the Code.

(b)  To the extent Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six-month period after separation from service, will be made during such six-month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six-month period.

(c)  In the event that the Company determines that any provision of this Agreement does not comply with Section 409A of the Code, the Company will be entitled, without Executive’s consent, to amend or modify such provision to comply with Section 409A of the Code; provided, however, that such amendment or modification will, to the greatest extent commercially practicable, maintain the economic value to Executive of such provision.

(d)  For purposes of Section 409A of the Code, each installment of Base Salary or the Severance Amount under Sections 5(a) and 5(c)(i) will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e)  Neither Executive nor any creditor or beneficiary of Executive shall have the right to subject any deferred compensation (within meaning of Section 409A of the Code) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any affiliate thereof (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted by Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to or for the benefit of Executive under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to the Company or any affiliate thereof.

(f)  Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by the Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to an additional tax pursuant to Section 409A of the Code that would not have been imposed absent such Payment, or any interest or penalties with respect to such additional tax are otherwise imposed pursuant to Section 409A of the Code (such additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Additional Taxes”), the Company shall pay to Executive an additional payment (a “409A Gross-up Payment”) in an amount such that after payment by Executive of all Additional Taxes, including any income taxes and Additional Taxes imposed on any 409A Gross-up Payment, Executive retains an amount of the 409A Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of the Company) equal to the Additional Taxes imposed upon the Payments.  The Company and Executive shall make an initial determination as to whether a 409A Gross-up Payment is required and the amount of any such 409A Gross-up Payment.  Executive shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a 409A Gross-up Payment (or a 409A Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within ten business days after the receipt of such claim.  The Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim.  If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Additional Taxes or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action.  If, as a result of the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company, but in no event later than thirty (30) days after Executive receives such refund.  If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.  Any 409A Gross up Payment or other amounts in respect of taxes, interest or penalties that Executive becomes entitled to receive pursuant to this Section 7(f) shall be paid to Executive (or to the applicable taxing authority on Executive’s behalf) not later than the last day of the calendar year after the calendar year in which Executive remits the underlying taxes to the applicable taxing authority.  Any amounts that Executive becomes entitled to receive in respect of costs and expenses incurred in connection with a contest pursuant to this Section 7(f) shall be paid not later than (a) the last day of the calendar year after the calendar year in which Executive remits the underlying taxes to the applicable taxing authority and (b) the last day of the calendar year in which the applicable contest is concluded.

8.  Complete Release.  As a condition of obtaining benefits under this Agreement, Executive will be required to, within forty-five (45) days following his termination of employment, execute and deliver a full and complete release of any and all claims related to his employment or termination of employment that Executive or his estate, heirs or assigns may have against the Company, its subsidiaries and affiliates and its and their officers, directors, employees and agents in a form acceptable to the Company.  In the event that Executive fails to execute and deliver such general release within such forty-five (45) day period or revokes such general release (but only to the extent revocation is permitted under the terms of such general release), Executive will forfeit all entitlement to any payment, benefit or other amount hereunder.

9.  Non-Competition.  As a material inducement for the Company’s promise to provide the trade secrets and confidential and proprietary information described in Section 11 below, Executive agrees that, during the Term and for a period equal to two (2) years following the cessation or termination of Executive’s employment with the Company for any reason whatsoever, he will not, directly or indirectly, compete with the Company by providing services relating to retail sales of jewelry to any other person, partnership, association, corporation, or other entity that is in a “Competing Business.”  As used herein, a “Competing Business” is any business that engages in whole or in material part in the retail sale of jewelry in the United States, Canada and/or Puerto Rico, including, but not limited to, specialty jewelry retailers and other retailers having jewelry divisions or departments.  The restrictions contained in this Section 9 shall be tolled on a day-for-day basis for each day during which Executive participates in any activity in violation of such restrictions.  The parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason.  The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition.  Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 9 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

10.  Non-Solicitation of Employees.  During the Term and for a period of two (2) years after the termination or cessation of his employment with the Company for any reason whatsoever, Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, (a) directly, indirectly, or through a third party, solicit any employee of the Company or its subsidiaries or affiliates or (b) in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates to leave the employment of the Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained concerning the names and addresses of the Company’s employees.  The restrictions contained in this Section 10 shall be tolled on a day-for-day basis for each day during which Executive participates in any activity in violation of such restrictions.  The parties agree that the above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason.  The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation.  Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 10 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

11.  Nondisclosure of Trade Secrets.  The Company promises to disclose to Executive and Executive acknowledges that in and as a result of his employment with the Company, he will receive, make use of, acquire, have access to and/or become familiar with various trade secrets and proprietary and confidential information of the Company, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, financial information, sales reports, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business, identities, locations, performance and compensation levels of employees and other confidential information which are owned by the Company, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which the Company, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees (collectively, “Trade Secrets”).  Executive acknowledges and agrees that the Trade Secrets:

(i)  are secret and not known in the industry;

(ii)  give the Company or its subsidiaries or affiliates an advantage over competitors who do not know or use the Trade Secrets;

(iii)  are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and

(iv)  are valuable, special and unique assets of the Company or its subsidiaries or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or its subsidiaries or affiliates.

Executive promises not to use in any way or disclose any of the Trade Secrets, directly or indirectly, either during or after the Term, except as required in the course of his employment under this Agreement, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by Executive.  All files, records, documents, information, data compilations and similar items containing non-public and confidential information relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, will remain the exclusive property of the Company and may not be removed from the premises of the Company under any circumstances without the prior written consent of the Company (except in the ordinary course of business during Executive’s period of active employment under this Agreement), and in any event must be promptly delivered to the Company upon termination of Executive’s employment with the Company.  Executive agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, whether received during or after the term of Executive’s employment with the Company, Executive shall timely notify and promptly provide a copy of the subpoena, process or other request to the Company.  For this purpose, Executive irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in Executive’s name, place and stead to perform any reasonable and prudent act that Executive might perform to defend and protect against any disclosure of any Trade Secrets.

The parties agree that the above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason.  The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure shall not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure.  Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 11 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

12.  Non-Disparagement.  Executive expressly acknowledges, agrees, and covenants that he will not make any public or private statements, comments, or communications in any form, oral, written, or electronic (all of the foregoing, for purposes of this paragraph, “Communications”), which in any way could constitute libel, slander, or disparagement of the Company, its subsidiaries, affiliates or parent, its and/or their employees, officers, and/or directors, or which may be considered to be derogatory or detrimental to its or their good name or business; provided, however, that the terms of this paragraph shall not (a) apply to Communications between Executive and his spouse, clergy, or attorneys, which are subject to a claim of privilege existing under common law, statute, or rule of procedure; (b) apply to Communications required by law or made in response to a valid subpoena or other lawful order compelling Executive to provide testimony or information; provided, however, that in responding to a valid subpoena or other lawful order, Executive agrees to provide the Company with advance notice and an opportunity to seek a protective order or other safeguard for its confidential information; (c) be construed to inhibit or limit Executive’s ability to initiate or cooperate with any investigation by a governmental or regulatory agency or official; or (d) prohibit Executive from responding to any derogatory or inaccurate statement contained in a press release of the Company concerning Executive for the purpose of correcting such inaccuracies or defending his reputation.  Executive specifically agrees not to issue any public statement concerning his employment at the Company and/or the cessation of such employment.

13.  Executive Representations and Agreements.  Executive agrees that Executive and the Company are engaged in a highly competitive business and, due to Executive’s position with the Company and the nature of Executive’s work, Executive’s engaging in any business which is competitive with that of the Company will cause the Company great and irreparable harm.  Executive represents and warrants that the time, scope and geographic area restricted by the foregoing Sections 9, 10, 11, and 12 pertaining to no hire/non-solicitation, non-competition, confidentiality and nondisclosure, and non-disparagement are reasonable, that the enforcement of the restrictions contained in such Sections would not be unduly burdensome to Executive, and that Executive will be able to earn a reasonable living while abiding by the terms included herein.  Executive agrees that the restraints created by the covenants in Sections 9, 10, 11, and 12 pertaining to no hire/non-solicitation, non-competition, confidentiality and nondisclosure, and non- disparagement are no greater than necessary to protect the legitimate interests of the Company, including its confidential business or proprietary information and trade secrets, including, but not limited to, the Trade Secrets.  Similarly, Executive agrees that the need of the Company for the protection afforded by the covenants of Sections 9, 10, 11, and 12 pertaining to no hire/non-solicitation, non-competition, confidentiality and nondisclosure, and non-disparagement are not outweighed by either the hardship to Executive or any injury likely to the public.  Subject to Section 7(e), Executive agrees that any breach by him of Sections 9, 10, 11, and 12 pertaining to no hire/non-solicitation, non-competition, confidentiality and nondisclosure and non-disparagement will entitle the Company to discontinue any payments specified in Sections 3, 5 or 6 above, for which Executive might be eligible based on the terms of those Sections and to any other remedy available at law or in equity.  Notwithstanding the suspension or discontinuation of any such payments, Executive agrees that the Company is entitled to insist on full compliance by

Executive with the full terms, including time periods, described in his promises not to hire/solicit, compete, disclose confidential information or Trade Secrets or disparage.  Any delay by the Company in discontinuing payment shall not be construed as a waiver of any rights to discontinue payment.

14.  Recoupment.  In the event the Board determines that Executive has engaged in negligence or fraudulent or intentional misconduct that has resulted in a significant restatement of the Company’s financial results and, had the results been properly calculated, Executive would have received less compensation, the Executive acknowledges that, upon the Board’s written notice to Executive, Executive shall reimburse to the Company any portion of any performance-based or incentive compensation paid or awarded to Executive, whether cash or equity-based, in all years that is greater than would have been paid or awarded calculated based upon the restated financial results.  Without limiting the foregoing, the Board shall seek recoupment in all instances where Section 304 of the Sarbanes-Oxley Act of 2002 requires the Company to seek recoupment.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of Section 9, 10, 11, 12 or 13 of this Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Executive shall forfeit all payments otherwise due under Sections 5, 6 and 7 of this Agreement and shall return to the Company any Severance Pay made to Executive prior to such forfeiture.  This Section 14 shall not limit the Company’s entitlement to take other appropriate actions with respect to Executive up to and including the termination of Executive’s employment.

15.  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never constituted a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or enforceable provision as may be possible and be legal, valid and enforceable.

16.  Arbitration.  (a)  The parties agree that any controversy or claim (including all claims pursuant to common and statutory law) relating to this Agreement or arising out of Executive’s employment with the Company, shall be resolved exclusively through arbitration pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”).  Any such arbitration proceeding shall take place in Dallas County, Texas.  All disputes shall be resolved by a single arbitrator.  The arbitrator will have the authority to award the same remedies, damages and costs that a court could award.  The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision and any damages awarded.  The arbitrator’s decision will be final and binding.  The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This provision can be enforced under the Federal Arbitration Act.

(b)  As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, Executive and the Company agree that the Company shall have the right to initiate an action in a court of competent jurisdiction in order to request temporary, preliminary and permanent injunctive or other equitable relief, including, without limitation, specific performance, to enforce the terms of Sections 9, 10, 11, 12 or 13, above, without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.  However, nothing in this section should be construed to constitute a waiver of the parties’ rights and obligations to arbitrate regarding matters other than those specifically addressed in this paragraph.

(c)  Should a court of competent jurisdiction determine that the scope of any provision of this Section 15 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

17.  Survival.  Executive acknowledges and agrees that this Agreement, including, but not limited to Sections 9, 10, 11, 12, 13, 14, 15, 16, 18, and 18(c), shall survive the termination of Executive’s employment under this Agreement for whatever reason.  The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Executive contained in this Agreement, including, but not limited to, those contained in Sections 9, 10, 11, 12, 13, and 15.

18.  Miscellaneous.  (a)  Notices.  Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other must be in writing and must be either:

(i)  personally delivered;

(ii)  mailed by registered or certified mail, postage prepaid with return receipt requested;

(iii)  delivered by overnight express delivery service or same-day local courier service; or

(iv)  delivered by telex or facsimile transmission, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 18:

If to the Company:	Zale Corporation
901 W. Walnut Hill Lane
Irving, Texas 75038
Attention: General Counsel

If to Executive:	Neal Goldberg
2408 Victory Park Lane,#835
Dallas, TX 75219

cc:	Hollis Gonerka Bart, Esq.
Withers Bergman LLP
430 Park Avenue, 10th Floor
New York, NY 10022

Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt.  Notices mailed within the continental United States are deemed given three (3) business days after mailing.  Notices delivered by telex or facsimile transmission are deemed given upon receipt by the sender of the answer back (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

(b)  Entire Agreement.  This Agreement and each of the agreements, plan and programs referenced herein supersedes any and all other agreements, either oral or written, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement.

(c)  Modification.  No change or modification of this Agreement is valid or binding upon the parties, nor will any waiver of any term or condition in the future be so binding, unless the change or modification or waiver is in writing and signed by the parties to this Agreement.

(d)  Governing Law and Venue.  The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties under this Agreement will be performable in Irving, Dallas County, Texas.  This Agreement is governed by, and construed in accordance with, the laws of the State of Texas.  If any action is brought to enforce or interpret this Agreement, venue for the action will be in Dallas County, Texas.

(e)  No Mitigation.  Except as provided in Sections 5(c)(ii), 5(e), and 6(a)(ii) (regarding continued welfare benefits), in no event shall Executive be obligated to seek other employment or to take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive’s employment by another employer.

(f)  Counterparts.  This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitutes one document.

(g)  Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement during Executive’s lifetime, each party shall bear its own costs and expenses unless Executive prevails on at least one major issue, in which case Executive’s costs shall be borne by the Company.  No amount of any such costs paid by the Company on behalf of Executive in any calendar year will affect the amount of any such costs to be paid by the Company on behalf of Executive in any other calendar year, and any reimbursements paid to Executive for such costs shall be paid no later than the last day of the calendar year next following the calendar year in which such costs are incurred.

(h)  Estate.  If Executive dies prior to the expiration of the Term or during a period when monies are owing to him, any monies that may be due him from the Company under this Agreement as of the date of his death shall be paid to his estate and as when otherwise payable.

(i)  Assignment.  The Company shall have the right to assign this Agreement to its successors or assigns.  The terms “successors” and “assigns” shall include any person, corporation, partnership or other entity that buys all or substantially all of the Company’s assets or all of its stock, or with which the Company merges or consolidates.  The rights, duties and benefits to Executive hereunder are personal to him, and no such right or benefit may be assigned by him.

(j)  Binding Effect.  This Agreement is binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and permitted assigns.

(k)  Waiver of Breach.  The waiver by the Company or Executive of a breach of any provision of this Agreement by Executive or the Company may not operate or be construed as a waiver of any subsequent breach.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE,

By
/s/ Neal Goldberg
Name: Neal Goldberg

ZALE CORPORATION,

By
/s/ Mary Ann Doran
Mary Ann Doran
	Title:	Senior Vice President,
Human Resources